SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2015

EBIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 281-2020

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2015, Ebix, Inc. (the “Company”) and certain of its subsidiaries entered into the First Amendment (the “First Amendment”) to the Regions Secured Credit Facility (the “Credit Agreement”), dated August 5, 2014, among the Company, Regions Financial Corporation as Administrative Agent (“Regions”), with Regions, MUFG Union Bank N.A., and Silicon Valley Bank as joint lenders. A copy of this First Amendment is as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

The First Amendment amends the Credit Agreement by increasing the maximum amount by which the Aggregate Revolving Commitments may be increased to $90 million from the pre-existing limit of $50 million, increases the amount of base facility to $190 million from the pre-existing amount of $150 million, which together with the $50 million accordion feature increases the total Credit Agreement capacity amount to $240 million from the prior amount of $200 million, and expands the syndicated bank group to four participants by adding Fifth Third Bank. Below are the amended Lenders, Revolving Commitments and Revolving Commitments Percentages :

Lender	Revolving Commitment	Revolving Commitment Percentage
Regions Bank	$75,000,000	39.4%
MUFG Union Bank	$50,000,000	26.3%
Silicon Valley Bank	$40,000,000	21.1%
Fifth Third Bank	$25,000,000	13.2%

TOTAL	$190,000,000	100.0%

On February 5, 2015 the Company issued a press release announcing the details of this First Amendment to the subject Credit Agreement. A copy of this press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Exhibits

Exhibits

10.1	Amendment No.1 and Waiver dated February 3, 2015 to the Credit Agreement dated as of August 5, 2014, entered into by and among Ebix, Inc., as Borrower, certain subsidiaries of the Company from time to time party thereto, as Guarantors, Regions Bank, as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto

99.1	Press Release, dated February 5, 2015, issued by Ebix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Robert Kerris
Robert Kerris
EVP, Chief Financial Officer and Corporate Secretary

February 5, 2015